April 27, 2012

Dejour Energy Inc.

598-999 Canada Place

Vancouver, BC V6C 3E1

Consent of Independent Petroleum Engineers

We hereby consent to the use and reference to our name and reports evaluating a portion of Dejour Energy Inc.'s petroleum and natural gas reserves as of December 31, 2011, and the information derived from our reports, as described or incorporated by reference in: (i) Dejour Energy Inc.'s Annual Report on Form 20-F for the year ended December 31, 2011, (ii) Dejour Energy Inc.'s Registration Statement on Form F-3 (File No. 333-162677), and (iii) Dejour Energy Inc.'s Registration Statements on Form S-8 (Files No. 333-179540 and 333-156772), filed with the United States Securities and Exchange Commission.

Yours Truly,
Gustavson Associates, LLC

/s/ Natalie Barron
Natalie Barron, Petroleum Engineer

Dated: April 27, 2012

Boulder, CO. USA